Exhibit 11.1

Calculation of weighted average for the nine month period ended September 30, 2001

Sideware Systems Inc.

Beginning Balance                    60,886,415


Date of issue       No. of Shares      Contribution to   Ending Balance
                    Issued             Weighted Avg.

Feb. 22, 2001       5,229,752          4,195,134         65,081,279
Sep. 5, 2001        2,941,176            267,380         65,348,659


Total weighted average shares outstanding:   65,348,659
Less shares held in escrow:                     970,378
                                             ----------
Balance:                                     64,378,281


Net loss for the period:                     $8,802,595

Net loss per share                          $      0.19